As filed with the Securities and Exchange Commission on May 3, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in charter)

Maryland	74-2830661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
(816) 237-7000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott F. Hartman
Chairman of the Board and Chief Executive Officer
NOVASTAR FINANCIAL, INC.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
(816) 237-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kirstin Pace Salzman
Blackwell Sanders Peper Martin, LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112

Approximate date of commencement of proposed sale to the public:  At any time and from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐.

CALCULATION OF REGISTRATION FEE

Amount to be Registered/
Proposed Maximum Offering Price per Unit/
Title of Each Class of	Proposed Maximum Offering Price/
Securities to be Registered	Amount of Registration Fee
Common Stock, par value $0.01 per share
Preferred Stock, par value $0.01 per share	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder also include such indeterminate number of securities as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $1,446 that has already been paid with respect to securities that were previously registered pursuant to Registration Statement No. 333-110574 filed on November 18, 2003, and that were not sold thereunder. Pursuant to Rule 457(p), such unused registration fee may be applied to the registration fee payable pursuant to this Registration Statement.

PROSPECTUS

NovaStar Financial, Inc.

Common Stock
Preferred Stock

We may from time to time offer and sell shares of our common stock and/or preferred stock in amounts, at prices and on terms to be determined at the time of the offering. The preferred stock may be convertible into, or exercisable or exchangeable for, shares of our common stock. We may sell the securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to the sale of these securities. The specific terms of the sales will be described in a supplement to this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock and our 8.90% Series C Cumulative Redeemable Preferred Stock are listed on the New York Stock Exchange and trade under the ticker symbol “NFI” and “NFI PrC,” respectively

Investing in our securities involves risk. You should consider carefully the risk factors set forth on page 1 of this prospectus before investing.

To ensure we qualify as a real estate investment trust, no person may own more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of our common stock, unless our board of directors waives this limitation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2006

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither this prospectus nor any applicable prospectus supplement is an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus or any applicable prospectus supplement is accurate only as of its respective date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus or any applicable prospectus supplement to “we,” “us,” and “our” refer to NovaStar Financial, Inc. and its subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “continue,” “anticipate,” “intend,” “may,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions or the negative of those terms, although not all forward-looking statements contain these identifying words. Statements regarding the following subjects contained or incorporated by reference in this prospectus and any applicable prospectus supplement are forward-looking by their nature:

•	our business strategy;

•	our ability to manage risk, including credit risk;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of funds from operations;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the respective date on the cover of this prospectus or any applicable prospectus supplement or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders. Factors that may affect our business include, but are not limited to:

•	those identified under the “Risk Factors” section of this prospectus and any applicable prospectus supplement;

•	those identified from time to time in our public filings with the Securities and Exchange Commission (the “Commission”);

•	our ability to generate sufficient liquidity on favorable terms;

•	the size, frequency and structure of our securitizations;

•	interest rate fluctuations on our assets that differ from our liabilities;

•	increases in prepayment or default rates on our mortgage assets;

•	changes in assumptions regarding estimated loan losses and fair value amounts;

•	changes in origination and resale pricing of mortgage loans;

•	our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations;

•	the initiation of a margin call under our credit facilities;

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•	the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies;

•	our ability to expand origination volume while maintaining an acceptable level of overhead;

•	our ability to adapt to and implement technological changes;

•	the stability of residential property values;

•	the outcome of litigation or regulatory actions pending against us or other legal contingencies;

•	the impact of losses resulting from natural disasters; and

•	the impact of general economic conditions.

We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus or any applicable prospectus supplement after their respective dates, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed or incorporated by reference in this prospectus or any applicable prospectus supplement. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” and in our periodic filings with the Commission, including any Form 10-Q or 10-K that we have filed, which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any applicable prospectus supplement.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Commission using a “shelf” registration process. Under this process, we may offer and sell any combination of the securities covered by this prospectus in one or more offerings in an amount to be determined on a future date and updated by way of a prospectus supplement. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus and the prospectus supplement, includes the material information relating to an offering pursuant to this prospectus. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in any offering.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks identified in “Cautionary Statement Regarding Forward-Looking Statements” above, the risks identified in our periodic filings with the Commission, including any Form 10-Q or Form 10-K that we have filed, and any risks identified in the applicable prospectus supplement.

THE COMPANY

We are a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans. We offer a wide range of mortgage loan products to borrowers, commonly referred to as “nonconforming borrowers,” who generally do not satisfy the credit, collateral, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, including U.S. government-sponsored entities such as Fannie Mae or Freddie Mac. We retain significant interests in the nonconforming loans we originate and purchase through our mortgage securities investment portfolio. Through our servicing platform, we then service all of the loans in which we retain interests, in order to better manage the credit performance of those loans.

We have elected to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended, (the “Code”). We believe that the tax-advantaged structure of a REIT maximizes the after-tax returns from our mortgage assets. We must meet numerous rules established by statute to retain our status as a REIT. In summary, among others, they require us to:

•	restrict investments to certain real estate related assets;

•	avoid certain investment trading and hedging activities; and

•	distribute virtually all REIT taxable income to our stockholders.

As long as we maintain our REIT status, distributions to our stockholders will generally be deductible by us for income tax purposes. This deduction effectively eliminates REIT level income taxes. NovaStar Mortgage, Inc. (“NovaStar Mortgage”) and certain other of our subsidiaries are operated as “taxable REIT subsidiaries” under the REIT tax rules. As such, any earnings that we derive through NovaStar Mortgage and our other taxable REIT subsidiaries are effectively subject to a corporate level tax. We believe the REIT structure is one of the most desirable for owning loans and mortgage securities and conducting mortgage operations. We believe we have met, and will continue to meet, the requirements to maintain our REIT status.

We are self-advised and self-managed. We do not need to rely and do not rely, on a third-party advisor to provide portfolio investment advice or third party manager for the day-to-day administration of our business operations. We believe that our structure favorably distinguishes us from other mortgage REITs.

NovaStar Financial, Inc. (“NovaStar Financial”) was incorporated in the State of Maryland on September 13, 1996 and began operations in December 1996. Our principal executive offices are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114. Our telephone number is (816) 237-7000.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown:

	Years Ended December 31,
	2005	2004	2003	2002	2001

Ratio of earnings to combined fixed charges and preferred stock dividends	2.43	3.19	4.32	2.68	1.84

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends: earnings consist of pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense on debt, amortized debt issuance costs and the portion of rental expense deemed to represent the interest factor.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities that we may offer pursuant to this prospectus or any accompanying prospectus supplement for acquisition of additional mortgage assets and for other general corporate purposes. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use such proceeds to reduce short-term or adjustable-rate indebtedness.

DESCRIPTION OF SECURITIES

The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of our charter and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and any applicable amendments or supplements thereto, copies of which are on file with the Commission as described under “Where You Can Find More Information.”

General

We may offer under this prospectus shares of common stock, par value $0.01 per share, in one or more classes or series, shares of preferred stock, par value $0.01 per share, in one or more classes or series, and any combination of the foregoing. The terms of any specific offering of securities will be set forth in a prospectus supplement relating to such offering.

Our charter provides that we have authority to issue up to 50,000,000 shares of capital stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “NFI,” and we intend to so list any additional shares of our common stock which are issued and sold hereunder. We may elect to list any preferred stock issued hereunder on an exchange, but we are not obligated to do so. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Dividends

We generally intend to distribute substantially all of our taxable income with respect to each year (which does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles) to our stockholders so as to comply with the REIT provisions of the Code. We intend to make dividend distributions quarterly and to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the regular quarterly dividend payments of the following taxable year or in a special dividend distributed prior thereto. Our dividend policy is subject to revision at the discretion of our board of directors. All distributions will be made at the discretion of our board of directors and will depend on our taxable income, our financial condition, maintenance of REIT status and other factors as our board of directors deems relevant.

Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of the distributions may be designated by us as capital gain or may constitute a tax-free return of capital. We generally do not intend to declare dividends that would result in a return of capital for tax purposes. Annually, our transfer agent will furnish to each of our stockholders a statement of distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

Common Stock

Holders of our common stock are entitled to receive dividends if, as and when authorized and declared by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our capital stock and to the provisions of our charter regarding restrictions on transfer of our capital stock.

Subject to our charter restrictions on the transfer of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of capital stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on the transfer of our capital stock, all shares of common stock will have equal dividend, liquidation and other rights.

Power to Reclassify Shares of Our Capital Stock; Issuance of Additional Shares

Our charter authorizes our board of directors to classify and reclassify from time to time any unissued shares of our capital stock into other classes or series of capital stock, including preferred stock, and to cause the issuance of such shares. Prior to issuance of shares of each class or series of capital stock, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer of our capital stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. When issued, all shares of our capital stock offered by this prospectus will be duly authorized, fully paid and nonassessable. We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of capital stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Preferred Stock

Our charter authorizes our board of directors to classify from time to time any unissued shares of capital stock in one or more classes or series of preferred stock and to reclassify any previously classified but unissued preferred stock of any class or series, in one or more classes or series. If we offer preferred stock pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such preferred stock, including the following, where applicable:

•	the designation of the shares and the number of shares that constitute the class or series;

•	the dividend rate (or the method of calculating dividends), if any, on the shares of the class or series and the priority as to payment of dividends with respect to other classes or series of our shares of capital stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the dividend periods (or the method of calculating the dividend periods);

•	the voting rights of the preferred stock, if any;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the class or series upon our liquidation or winding-up;

•	whether or not the shares of the class or series will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether or not and on what terms the shares of the class or series will be subject to redemption or repurchase at our option;

•	whether the shares of the class or series of preferred stock will be listed on a national securities exchange or quoted on an automated quotation system;

•	any limitations on direct or beneficial ownership and restrictions on transfer applicable to the preferred stock, in addition to those already set forth in our charter, that may be necessary to preserve our status as a REIT;

•	federal income tax considerations; and

•	the other material terms, rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the class or series.

Series C Preferred Stock

As of May 3, 2006, we had 2,990,000 shares of our 8.90% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) outstanding. The Series C Preferred Stock is listed on the NYSE under the ticker symbol “NFI PrC.” The following is a summary of the material terms and provisions of our Series C Preferred Stock. The terms and provisions are more completely described in the articles supplementary to our charter establishing the Series C Preferred Stock, which are filed as an exhibit to the registration statement of which this prospectus is a part. As of the date of this prospectus, there are currently no other classes or series of preferred stock authorized or outstanding.

The Series C Preferred Stock, with respect to dividend and distribution rights rank (a) senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock; (b) on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series C Preferred Stock.

Upon our liquidation, dissolution or winding up, holders of Series C Preferred Stock are entitled to receive from our assets available for distribution an amount equal to $25.00 per share, plus accumulated and unpaid dividends.

Holders of Series C Preferred Stock are entitled to receive, when, as and if authorized and declared by our board of directors out of assets legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.90% of the liquidation preference per annum (which is equivalent to $2.225 per share). Dividends on the Series C Preferred Stock are payable quarterly in arrears, generally on the last calendar day of each March, June, September and December. To the extent that dividends on the Series C Preferred Stock have not been paid, no dividends may be authorized or paid on, and generally, we may not redeem, purchase or otherwise acquire for consideration, equity securities ranking junior to or on parity with the Series C Preferred Stock, including our common stock.

Subject to certain limitations and requirements, on or after January 22, 2009, we, at our option, may redeem the Series C Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends to the date of redemption, whether or not authorized and declared.

Holders of Series C Preferred Stock do not have any voting rights, except as set forth below. Whenever dividends on the Series C Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of Series C Preferred Stock will be entitled, voting together as a single class with all other series of preferred stock of ours upon which like voting rights have been conferred and are exercisable, to elect a total of two additional directors to our board of directors until all dividends accumulated on the Series C Preferred Stock and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, at which time such voting rights shall cease and the terms of such directors shall expire. In addition, so long as any shares of Series C Preferred Stock remain outstanding, we may not, without the affirmative vote of holders of at least two-thirds of the outstanding Series C Preferred Stock voting separately as a class:

•	authorize, create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the outstanding Series C Preferred Stock with respect to the payment of dividends or the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up;

•	reclassify any authorized equity securities into any such senior equity securities;

•	create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

•	amend, alter or repeal the provisions of our charter (including the articles supplementary for the Series C Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof.

The shares of Series C Preferred Stock are not convertible into or exchangeable for our property or securities. The Series C Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Restrictions on Ownership and Transfer and Repurchase of Shares

Two of the requirements for qualification as a REIT under the Code are (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, which is the “50%/5 stockholder test,” and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

In order that we may meet these requirements at all times, among other purposes, our charter prohibits any person from beneficially or constructively owning, directly or indirectly, shares of our capital stock in excess of 9.8% in value of the aggregate outstanding shares of our capital stock or in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of our common stock. Subject to certain requirements, our board of directors, in their sole discretion, may waive these ownership limitations. For this purpose, beneficial ownership is defined with reference to Rule 13d-3 of the Exchange Act and includes interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) thereof. Constructive ownership includes interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5)

thereof. Our charter further prohibits (a) any person from beneficially or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our capital stock if such transfer would result in shares of our capital stock being owned by fewer than 100 persons. Our charter provides that any transfer of capital stock that, if effective, would violate the foregoing restrictions on transfer and ownership will be null and void.

For purposes of the 50%/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code, as modified by Section 856(h)(1)(B), attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries. These Code provisions also attribute ownership of securities owned by family members and partners to other members of the same family. Further, these Code provisions treat securities with respect to which a person has an option to purchase as actually owned by that person. Finally, the Code provisions set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., “reattribution”). Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities’ shares are attributed to its individual stockholders, partners or beneficiaries. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules. Under some circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of our capital stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. We have more than 100 stockholders of record.

Our charter further provides that if any transfer of shares of capital stock occurs which, if effective, would result in any person beneficially or constructively owning shares of capital stock in excess or in violation of the above ownership limitations, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to the trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to our discovery that shares of capital stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (a) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (b) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. If shares of capital stock are sold by an intended transferee prior to our discovery that such shares have been transferred to the trustee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent the intended transferee received an amount for such shares that exceeds the amount such intended transferee was entitled to receive under the provisions of our charter, such excess shall be paid to the trustee on demand.

Shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The term “market price” on any date shall mean, with respect to any class or series of outstanding shares of our capital stock, the closing price for such shares on such date. The “closing price” on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares. In either case, the closing price shall be as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the- counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by our board of directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by our board of directors.

Every owner of more than 5% (or such lower percentage as required by the Code or applicable regulations) of all classes or series of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice stating the name and address of such owner, the number of shares of each class and series of our capital stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the capital stock ownership limitations in our charter.

Subject to certain limitations, our board of directors may increase or decrease the ownership limitations. In addition, to the extent consistent with our maintaining our REIT qualification, our board of directors may waive the ownership limitations for and at the request of purchasers in this offering or subsequent purchasers.

The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Additional Material Provisions of Maryland Law and Our Charter and Bylaws

Limitation of Director and Officer Liability; Indemnification and Advancement of Expenses

The Maryland General Corporation Law (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent required or permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) our present and former directors and officers, whether serving us or any other entity at our request and (b) other employees and agents of us to the extent authorized by our board of directors or bylaws and permitted by Maryland law from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. Our bylaws establish certain procedures for indemnification and advancement of expenses pursuant to Maryland law and our charter. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and to any employee or agent of us or our predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with certain of our directors and officers. Under the indemnification agreements, we will indemnify each indemnitee to the maximum extent permitted by Maryland law for liabilities and expenses arising out of the indemnitee’s service to us or other entity for which such indemnitee is or was serving at our request. The indemnification agreements also provide (a) for the advancement of expenses by us, subject to certain conditions, (b) a procedure for determining an indemnitee’s entitlement to indemnification and (c) for certain remedies for the indemnitee. In addition, the indemnification agreements require us to use reasonable best efforts to obtain directors and officers liability insurance on terms and conditions deemed appropriate by our board of directors. We maintain insurance for our directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by us. The effect of these insurance policies is to indemnify our directors or officers against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

Maryland Business Combination Act

Under Maryland law, “business combinations,” including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, or an affiliate thereof, (an “interested stockholder”) is prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, the corporation’s stockholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution to the effect that the foregoing provisions of Maryland law shall not apply to any future business combination with us. Except with respect to business combinations involving a purchaser of units in our December 1996 private placement, or any affiliate thereof, and certain other persons for which the effect of such resolution is irrevocable, no assurance can be given that the effect of such resolution will not be eliminated at any point in the future.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of capital stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Unsolicited Takeovers

The “unsolicited takeover” provisions of the MGCL permit the board of directors of a Maryland corporation, without stockholder approval and regardless of what is currently provided in the charter or bylaws, to implement certain takeover defenses, some of which (for example, a two-thirds vote requirement for the removal of directors and a requirement that only the board of directors may fill vacancies on the board) we do not yet have. These provisions may have the effect of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of common stock with the opportunity to realize a premium over the then current market price.

Classification of Board of Directors and Removal of Directors

Our charter and bylaws provide for a staggered board of directors divided into three classes, with terms of three years each. At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected to serve for a three-year term and until their successors are elected and qualify and the directors in the other two classes will continue in office. A staggered board of directors may delay, defer or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our common stock. In addition, stockholders who do not agree with the policies of our board of directors would have to have their nominees elected at two separate annual meetings in order to replace a majority of our board of directors.

Under Maryland law, if the directors of a corporation have been divided into classes, unless the charter of the corporation provides otherwise (which our charter does not), a director may be removed only for cause by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors.

Charter Amendments and Extraordinary Corporate Actions

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of these matters by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by our board of directors or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The Maryland Business Combination Act (if the effect of the applicable board resolution that exempts certain business combinations from this Act is eliminated), the Maryland Control Share Acquisition Act (if the applicable bylaw provision that exempts acquisitions from this Act is amended), the provisions of Maryland law and our charter on classification of our board of directors and removal of directors and the advance notice provisions of our bylaws, among others, could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Transfer Agent and Registrar

UMB Bank, n.a. is the transfer agent and registrar with respect to our securities.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax considerations that may be relevant to you, as a prospective purchaser of our securities. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor’s particular circumstances or to special classes of investors, including insurance companies, tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States, who are subject to particular treatment under federal income tax laws.

You are urged to consult with your own tax advisor regarding the specific consequences to you of the purchase, ownership and sale of our securities, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and the potential changes in applicable tax laws.

Pursuant to U.S. Treasury Department Circular 230, we are informing you that (a) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws that may be imposed on the taxpayer, (b) this discussion was written in connection with the promotion or marketing by us of our securities, and (c) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.

General

The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of capital stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s purchase of our securities. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations, with limited exceptions, are not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the “double taxation,” at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of tax counsel

Irvine Venture Law Firm, LLP, tax and ERISA counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial, this offering and NovaStar Financial’s election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through December 31, 2005, the date of the audited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 2006 and in subsequent years. The opinion of tax counsel applies only to NovaStar Financial and its qualified REIT subsidiaries and not to NFI Holding Corporation (“NFI Holding”), NovaStar Mortgage and its subsidiaries, which operate as taxable entities. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of NovaStar Financial’s operations have not been considered by the courts or the Internal Revenue Service (the “IRS”). There can be no assurance that the courts or the IRS will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of our securities and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel’s opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.

This summary deals only with capital stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

•	a dealer or trader in securities;

•	a financial institution;

•	an insurance company;

•	a stockholder that holds our capital stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

•	a stockholder whose functional currency is not the United States dollar; or

•	a tax-exempt organization or foreign taxpayer.

The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders. We urge you to consult your own tax advisors regarding the tax consequences of an investment in our capital stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of federal income tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent, as a consequence, NovaStar Financial would be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT

To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.

Ownership of Stock.  NovaStar Financial shares of capital stock must be transferable and must be held by a minimum of 100 beneficial owners for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement in 1996, NovaStar Financial has had more than 100 stockholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the capital stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, attribution of stock ownership rules apply. NovaStar Financial’s charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of capital stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the capital stock not to be treated as “transferable” for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.

Nature of Assets.  On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the “75% of assets test.” NovaStar Financial expects that substantially all of its assets, other than qualified hedges, the capital stock of NFI Holding and certain intercompany loans to NFI Holding or one of its subsidiaries, will be “qualified REIT assets.” Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in real estate mortgage investment conduits (“REMICs”). NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire or carry qualified REIT assets, which the REIT has identified as a hedging transaction under Code Section 1221(a)(7).

On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer’s securities may not exceed 5% by value of total assets and NovaStar Financial may not own more than 10% of any one issuer’s outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to not more than 25%, in the aggregate, by value of its portfolio, to not more than 5% by value as to any single issuer, and to not more than 10% of the voting stock and 10% of the value of the outstanding capital stock of any single issuer, collectively the “25% of assets limits”. In addition, as of the last day of any calendar quarter, not more than 20% of the value of the assets of NovaStar Financial may be represented by the securities of one or more taxable REIT subsidiaries, such as NFI Holding. If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets or otherwise come into compliance with the quarterly asset tests within the thirty day period after the end of the calendar quarter, as permitted under the Code. As of December 31, 2005, NovaStar Financial complied with the tests described in this paragraph. If NovaStar Financial were to violate one or more quarterly asset tests by more than the de minimis thresholds of (a) 1% of the total value of the REIT’s assets as of the end of the quarter or (b) $10 million, NovaStar Financial would have to dispose of the offending assets or otherwise come into compliance with the quarterly asset test within either thirty days or six months after the end of the quarter, and in addition, if the longer six month period were elected, would have to pay a penalty tax of the greater of (a) $50,000 or(b) the net income generated by the excess assets times the highest corporate tax rate.

REITs may directly own the stock of taxable subsidiaries. As noted above, the value of the securities of all taxable subsidiaries of a REIT will be limited to no more than 20% of the total value of the REIT’s assets. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm’s length price for comparable services.

When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

Sources of Income.  NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.

1. The 75% Test.  At least 75% of gross income, the “75% of income test” for the taxable year must be derived from the following sources among others:

•	interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into, obligations secured by mortgages on real property;

•	gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

•	income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.

The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of December 31, 2005, NovaStar Financial complied with the 75% of income test for the 2005 taxable year.

2. The 95% Test.  In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the “95% of income test”. Income attributable to assets other than qualified REIT assets, such as income from dividends on stock including any dividends from a taxable affiliate like NFI Holding, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, but will not be qualified income for purposes of the 75% of income test. Effective for transactions entered into in 2005 and thereafter, income from hedging and gains from the disposition of hedging instruments is excluded from computation of the 95% of income test, meaning that hedging income may only affect NovaStar Financial’s compliance with the 75% of income test. For hedging transactions entered into before 2005, the income or gain qualified for the 95% of income test, but not the 75% of income test. Hedging income includes gains or payments received on interest rate swap or cap agreements, options, futures contracts, forward rate agreements or any other similar financial instrument entered into by a REIT in a transaction to reduce the interest rate risks for any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets. The definition of hedging income includes income from a transaction entered into to manage risks of interest rate or price change or currency fluctuation if clearly identified as a hedging transaction under Code Section 1221(a)(7), the general hedging transaction provisions of the Code. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of December 31, 2005, NovaStar Financial complied with the 95% of income test for the 2005 taxable year.

For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from “prohibited transactions.” A “prohibited transaction” is one involving a sale of property in which the seller is a dealer. A prohibited transaction does not include a sale of dealer property by a REIT for which the foreclosure property election is made. Net income from “prohibited transactions” is subject to a 100% tax.

NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from dividends from NFI Holding and interest from loans not secured by interests in real estate, among other items in order to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than income from qualified REIT assets and from REIT qualified hedges.

Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) an excise tax on the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite continuous monthly monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

Distributions.  NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to 90% of its taxable income before deduction of dividends paid and excluding net capital gain, plus 90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less any “excess noncash income.”

NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made by the time that NovaStar Financial files its corporate tax return for the year to which the dividend distributions relate. If NovaStar Financial’s taxable income were to materially exceed its cash receipts, NovaStar Financial could be compelled to dispose of mortgage assets, borrow or use available capital to satisfy the distribution requirement.

A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of 85% of NovaStar Financial’s “ordinary income,” 95% of NovaStar Financial’s capital gain net income, and income (in excess of prior years’ excise taxes) not distributed in earlier years.

Under its dividend policy, NovaStar Financial generally expects that it may not distribute the portion of its taxable income remaining after the distribution of the final regular quarterly dividend each year within the time frame required to avoid being subject to the nondeductible 4% excise tax described above. Imposition of the excise tax on NovaStar Financial may reduce the amount of cash ultimately available for distribution to stockholders. NovaStar Financial expects to avoid regular income tax on its net income by distributing dividends equal to substantially all of its taxable income by the time that NovaStar Financial files its tax return for the year to which the income relates.

If NovaStar Financial fails to meet the 90% distribution test as a result of an adjustment to tax returns by the IRS, or due to NovaStar Financial’s filing of an amended corporate tax return, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax. The Code provides for a $50,000 excise tax, rather than disqualification as a REIT, for a REIT that violates a REIT qualification test other than one of the annual gross income tests or quarterly asset tests. The violation must be due to reasonable cause and not willful neglect.

Taxation of NovaStar Financial

In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis by the time it files its tax return for the year to which the income relates.

In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction (a prohibited transaction generally is a sale of property held primarily for sale to customers in the ordinary course of business — other than foreclosure property) and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by corresponding expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.

If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.

NovaStar Financial may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, NovaStar Financial would pay tax on such retained net long-term capital gains. In addition, to the extent designated by NovaStar Financial, a stockholder generally would (a) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of NovaStar Financial’s taxable year falls (subject to certain limitations as to the amount so includable), (b) be deemed to have paid the capital gains tax imposed on NovaStar Financial on the designated amounts included in such stockholder’s long-term capital gains, (c) receive a credit or refund for such amount of tax deemed paid by the stockholder, (d) increase the adjusted basis of his capital stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (e) in the case of a stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).

NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable subsidiaries. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Such taxable affiliate will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.

In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent, interest or other charges that it imposed on any taxable REIT subsidiary in excess of an arm’s-length price for comparable services.

NovaStar Financial will derive income from its taxable REIT subsidiaries by way of dividends and interest on certain intercompany loans. Novastar Financial has treated such dividends and interest as non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with NovaStar Financial’s other non-real estate source income, such dividends and interest must be, and have been, limited to 25% or less of NovaStar Financial’s gross income each year. NovaStar Financial will monitor the value of its investment in its taxable REIT subsidiaries and the amount of dividends and interest received from such subsidiaries to ensure compliance with all applicable income and asset tests.

NovaStar Financial’s taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including NovaStar Financial, as dividend distributions.

As noted above, NovaStar Financial will be subject to the 4% excise tax to the extent that it does not distribute 85% of its REIT taxable income within the calendar year.

If NovaStar Financial acquires a built-in gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and NovaStar Financial recognizes built-in gain upon a disposition of such asset occurring within 10 years of its acquisition, then NovaStar Financial will be subject to federal tax to the extent of any built-in gain at the highest corporate income tax rate.

NovaStar Financial may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated. If NovaStar Financial were to recognize excess inclusion income and have stockholders who are disqualified organizations (generally state, federal or foreign agencies or instrumentalities not subject to tax), NovaStar Financial may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the stockholders that are disqualified organizations. NovaStar Financial historically has avoided transactions that could generate excess inclusion income for it and its stockholders. However, for 2006 and possibly for subsequent years, NovaStar Financial expects to engage in securitizations of mortgage pools that likely will generate excess inclusion income. NovaStar Financial is unable to predict the amount of excess inclusion income that may be recognized and the extent to which such excess inclusion income will have to be allocated to stockholders.

Any taxable REIT subsidiary of NovaStar Financial, such as NFI Holding, will be subject to taxation on net income and will make distributions to us as its stockholder only on after-tax income.

As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for “performance based compensation” meeting each of the following criteria:

•	the terms of the agreement must have been approved in advance of payment by the corporation’s stockholders;

•	the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation; and

•	the performance based compensation payable to the employee must be based on objective performance criteria and the meeting of these criteria must have been certified by the compensation committee consisting of two or more outside directors.

Termination or Revocation of REIT Status

The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the REIT qualification requirements described above under the heading “Qualification as a REIT”. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

•	inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.

NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

If NovaStar Financial failed to qualify for taxation as a REIT in any taxable year, and the relief provisions did not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of NovaStar Financial Stockholders

General.  For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains. To be tax deductible by NovaStar Financial, dividends must be made on a pro rata basis among the stockholders of a class of capital stock eligible to receive dividends.

The maximum rate of income tax for individuals on dividends paid by most types of tax-paying U.S. corporations is 15%. Dividends paid by REITs are not eligible for such treatment except in limited circumstances (such as to the extent of dividend income received from NovaStar Financial’s taxable subsidiaries) which NovaStar Financial does not expect will apply to a material extent in its case. The Code also, in the case of noncorporate taxpayers, generally imposes a maximum long-term capital gains tax rate of 15% (for sales or exchanges on or after May 6, 2003, through taxable years beginning before January 1, 2009) and imposes a maximum tax rate on ordinary income of 35%. Accordingly, the 15% tax rate for long-term capital gains will generally apply to long-term capital gains, if any, recognized by such a holder on the disposition of our capital stock held for more than one year and on NovaStar Financial’s distributions designated as long-term capital gain dividends attributable to sales or exchanges on or after May 6, 2003. In addition, the Code imposes backup withholding at a rate of 28%.

Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial.

Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

Any gain or loss on the taxable sale or other disposition of our capital stock will be a capital gain or loss, and will be long-term capital gain if our capital stock has been held for more than one year at the time of the disposition. Noncorporate stockholders are generally taxable at a maximum rate of 15% on long-term capital gain. Proceeds received upon a sale or other disposition of our capital stock may be subject to the information reporting and backup withholding rules described below unless an exemption applies and, if necessary, is properly established.

If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder’s shares until the tax basis is zero. Any such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.

NovaStar Financial historically has avoided transactions that could generate excess inclusion income for it and its stockholders. However, for 2006 and possibly for subsequent years, NovaStar Financial expects to engage in securitizations of mortgage pools that likely will generate excess inclusion income. NovaStar Financial is unable to predict the amount of excess inclusion income that may be recognized and the extent, if any, to which such excess inclusion income will have to be allocated to stockholders. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in Section 512 of the Code. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax-exempt entities, are urged to consult with their tax advisors concerning this issue.

NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock.  A cash redemption of shares of NovaStar Financial’s preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend, to the extent of NovaStar Financial’s current and accumulated earnings and profits, at ordinary income rates unless the redemption satisfies one of the tests set forth in the Code for treatment as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it (a) is “substantially disproportionate” with respect to the holder, (b) results in a “complete termination” of the holder’s capital stock interest in NovaStar Financial, or (c) is “not essentially equivalent to a dividend” with respect to the holder. In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in NovaStar Financial, considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. In general, a non-prorata redemption of preferred stock from a stockholder who owns only preferred stock is treated as a sale or exchange and not a dividend. Nevertheless, because the determination as to whether any of the alternative tests for capital gain treatment as a redemption will be satisfied with respect to any particular holder of preferred stock depends upon the facts and circumstances at the time that the determination must be made, you are advised to consult your own tax advisors to determine such tax treatment.

If a cash redemption of shares of preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received, less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be able as a dividend to the extent of NovaStar Financial’s current and accumulated earnings and profits, and (b) the holder’s adjusted basis in the shares of preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of preferred stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

If a redemption of shares of preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted basis in the redeemed shares of preferred stock for tax purposes will be transferred to the holder’s remaining shares of capital stock in NovaStar Financial, if any. A redemption of shares of preferred stock for shares of common stock will be treated as a conversion of preferred stock into common stock.

Conversion of Preferred Stock into Common Stock.  In general, no gain or loss will be recognized for federal income tax purposes upon conversion of preferred stock solely into shares of common stock. The basis that a holder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis for the holder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A holder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the holder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into common stock.

Adjustments to Conversion Price.  Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise may result in constructive distributions to the holders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a holder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Taxation of Tax-Exempt Entities

In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. NovaStar Financial has consistently avoided recognition of income that could cause an investment in its capital stock to generate unrelated business income for tax-exempt investors. NovaStar Financial historically has avoided transactions that could generate excess inclusion income for it and its stockholders. However, for 2006 and possibly for subsequent years, NovaStar Financial expects to engage in securitizations of mortgage pools that likely will generate excess inclusion income. NovaStar Financial is unable to predict the amount of excess inclusion income that may be recognized and the extent, if any, to which such excess inclusion income will have to be allocated to stockholders. If NovaStar Financial causes its dividend distributions to be treated as representing excess inclusion income, that income would be taxable as unrelated business income for a tax-exempt entity holding NovaStar Financial stock.

Apart from the potential for recognizing excess inclusion income for tax-exempt entities, NovaStar Financial does not anticipate that it or its stockholders that are tax-exempt entities are likely to recognize unrelated business income from holding shares of NovaStar Financial, the IRS has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its capital stock with “acquisition indebtedness” within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the capital stock of NovaStar Financial, a portion of the dividends on such capital stock could be treated as unrelated trade or business income.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in NovaStar Financial will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

Foreign Investors

The preceding discussion does not address the federal income tax consequences to foreign investors, non-resident aliens and foreign corporations as defined in the Code, of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial capital stock. A foreign stockholder of a REIT who owns less than 5% of the REIT’s outstanding shares of a class of stock with respect to which a distribution is made need not treat the distribution as gain from a United States Real Property Interest for purposes of the Foreign Investors in Real Property Tax Act (codified at Code Section 897). Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial capital stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign investor’s country or unless the shares are held in connection with the foreign investor’s U.S. business. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial (or the appropriate withholding agent) in order to claim such treatment. NovaStar Financial historically has avoided transactions that could generate excess inclusion income for it and its stockholders. However, for 2006 and possibly for subsequent years, NovaStar Financial expects to engage in securitizations of mortgage pools that likely will generate excess inclusion income. NovaStar Financial is unable to predict the amount of excess inclusion income that may be recognized and the extent, if any, to which such excess inclusion income will have to be allocated to stockholders. Excess inclusion income is not eligible for reduction in withholding tax otherwise authorized by a treaty.

Recordkeeping Requirement

A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT’s shares, e.g., if NovaStar Financial has over 2,000 stockholders of record, from persons holding 5% or more of outstanding shares of capital stock regarding their ownership of shares. NovaStar Financial must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual capital stock ownership and other information. NovaStar Financial maintains the records and demand statements as required by these regulations.

Backup Withholding

The Code imposes a modified form of “backup withholding” for payments of interest and dividends. This withholding applies only if a stockholder, among other things,

•	fails to furnish NovaStar Financial with a properly certified taxpayer identification number;

•	fails properly to report interest or dividends from any source; or

•	under certain circumstances fails to provide NovaStar Financial or the stockholder’s securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

The backup withholding rate is 28% of “reportable payments,” which include dividends. Stockholders should consult their tax advisors as to the procedure for insuring that distributions to them will not be subject to backup withholding.

NovaStar Financial will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

State and Local Taxes

State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, you should consult your tax advisers concerning the state and local tax consequences of an investment in our securities.

ERISA Investors

A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, commonly called “ERISA,” should consider

•	whether the ownership of NovaStar Financial’s capital stock is in accordance with the documents and instruments governing the plan;

•	whether the ownership of NovaStar Financial’s capital stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA, if applicable, and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA;

•	the prohibitions under ERISA on improper delegation of control over, or responsibility for, “plan assets” and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets; and

•	the need to value the assets of the plan annually.

As to the “plan assets” issue noted in the third bullet point above in connection with any class of securities not publicly offered, the responsibility for “plan assets,” the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that equity participation in the class of securities by plan investors is not “significant.” Equity participation is not “significant” if the aggregate ownership by plans of any class of equity interests issued by NovaStar Financial is at all times less than 25%. NovaStar Financial has represented that it will not permit any class or series of preferred stock that is not publicly registered to be sold to a plan if such sale would cause ownership by plans of such class of preferred stock to equal or exceed 25% until such time as such class of preferred stock is, in the opinion of tax counsel, a publicly offered security under ERISA. NovaStar Financial will use reasonable efforts to maintain the ownership interest in the preferred stock held by plan investors at a level below the 25% limit. NovaStar Financial will be able to reject a potential investor that would cause aggregate ownership by plans to equal or exceed 25% of any class of capital stock that is not a publicly-offered security, excluding from such class any shares held by certain affiliates of NovaStar Financial.

Based on certain representations of NovaStar Financial, tax and ERISA counsel is of the opinion that the common stock and the Series C Preferred Stock qualify as “publicly offered securities” within the meaning of the regulations defining “plan assets” and therefore, in most circumstances, the common stock and the Series C Preferred Stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the common stock or in the Series C Preferred Stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1- 800-SEC-0330 for information on the operation of the Public Reference Room.

We have filed a registration statement on Form S-3, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement and the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, and information we file with the Commission after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 (including the portions of our Proxy Statement on Schedule 14A incorporated therein by reference);

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference; and

•	the description of our common stock and preferred stock included in our registration statements on Form 8-A, and any further amendments or reports filed for the purpose of updating such description.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

You may obtain copies of all documents which are incorporated in this prospectus by reference (excluding exhibits to those documents unless the exhibits are specifically incorporated by reference in such documents) without charge upon written or oral request to Corporate Secretary, NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000. Additionally, you can get further information about us on our website, http://www.novastarmortgage.com. We do not, however, intend for the information on our website to constitute part of this prospectus.

LEGAL MATTERS

Certain legal matters, including the validity of the securities offered hereby, will be passed on for us by Blackwell Sanders Peper Martin LLP, Kansas City, Missouri. Certain tax matters will be passed on for us by Irvine Venture Law Firm, LLP, Newport Beach, California.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the securities being registered under this registration statement.

Commission registration fee	$	*
Accounting fees and expenses		125,000
Printing fees		100,000
Legal fees and expenses		150,000
Transfer agent and registrar fees		10,000
Miscellaneous		50,000

Total		$435,000

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act, except for $1,446 that has already been paid with respect to securities that were previously registered pursuant to Registration Statement No. 333-110574 filed on November 18, 2003, and that were not sold thereunder. Pursuant to Rule 457(p), such unused registration fee may be applied to the registration fee payable pursuant to this Registration Statement.

Item 15.	Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The charter of the registrant requires it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present and former directors and officers, whether serving us or any other entity at our request, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The bylaws of the registrant establish certain procedures for indemnification and advancement of expenses pursuant to Maryland law and the registrant’s charter. The charter and bylaws also permit the registrant to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

The MGCL requires a corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The registrant has entered into indemnification agreements with certain of its directors and officers. Under the indemnification agreements, the registrant will indemnify each indemnitee to the maximum extent permitted by Maryland law for liabilities and expenses arising out of the indemnitee’s service to the registrant or other entity for which such indemnitee is or was serving at the request of the registrant. The indemnification agreements also provide (a) for the advancement of expenses by the registrant, subject to certain conditions, (b) a procedure for determining an indemnitee’s entitlement to indemnification and (c) for certain remedies for the indemnitee. In addition, the indemnification agreements require the registrant to use its reasonable best efforts to obtain directors and officers liability insurance on terms and conditions deemed appropriate by the registrant’s board of directors.

The registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the registrant. The effect of these insurance policies is to indemnify any directors or officers of the registrant against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

Item 16.	Exhibits.

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement*

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))

4.2	Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))

4.3	Articles Supplementary of the Registrant adopted January 15, 2004 (incorporated by reference to Exhibit 3.5 to the Form 8-A/A filed by the Registrant on January 20, 2004 (File No. 001-13533))

4.4	Amended and Restated Bylaws of the Registrant, adopted July 27, 2005 (incorporated by reference to the Exhibit 3.3.1 to Form 10-Q filed by the Registrant on August 5, 2005 (File No. 001-13533))

4.5	Specimen Common Stock Certificate (incorporated by reference to the Exhibit 4.1 to Form 10-Q filed by the Registrant on August 5, 2005 (File No. 001-13533))

4.6	Specimen Preferred Stock Certificate (incorporated by reference to Exhibit 4.3 to the Form 8-A/A filed by the Registrant on January 20, 2004 (File No. 001-13533))

5.1	Opinion of Blackwell Sanders Peper Martin LLP as to legality (including consent of such firm)**

8.1	Opinion of Irvine Venture Law Firm, LLP as to certain tax matters (including consent of such firm)**

12.1	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends**

23.1	Consent of Blackwell Sanders Peper Martin LLP (see item 5.1 above)

23.2	Consent of Irvine Venture Law Firm, LLP (see item 8.1 above)

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm**

24.1	Power of Attorney (set forth on signature page)

*	To be filed by amendment or by the registrant as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

**	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Act to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registration relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(h) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 1, 2006.

NOVASTAR FINANCIAL, INC.

By:	/s/ Scott F. Hartman
Scott F. Hartman
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and/or officers of NovaStar Financial, Inc., do hereby constitute and appoint Scott F. Hartman, W. Lance Anderson, Gregory S. Metz, Jeffrey D. Ayers, Rodney E. Schwatken and Todd M. Phillips, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution to act for him and in his name, place and stead, in his capacity as a director and/or officer of NovaStar Financial, Inc., to sign any and all amendments to this registration statement (including post-effective amendments) and other documents in connection with this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Scott F. Hartman Scott F. Hartman	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2006

/s/ W. Lance Anderson W. Lance Anderson	President, Chief Operating Officer and Director	May 1, 2006

/s/ Gregory S. Metz Gregory S. Metz	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 1, 2006

/s/ Todd M. Phillips Todd M. Phillips	Vice President, Controller and Treasurer (Principal Accounting Officer)	May 1, 2006

/s/ Gregory T. Barmore Gregory T. Barmore	Director	May 1, 2006

Signature	Position	Date

/s/ Edward W. Mehrer Edward W. Mehrer	Director	May 1, 2006

/s/ Art N. Burtscher Art N. Burtscher	Director	May 1, 2006

/s/ Donald M. Berman Donald M. Berman	Director	May 1, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement*

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))

4.2	Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))

4.3	Articles Supplementary of the Registrant adopted January 15, 2004 (incorporated by reference to Exhibit 3.5 to the Form 8-A/A filed by the Registrant on January 20, 2004 (File No. 001-13533))

4.4	Amended and Restated Bylaws of the Registrant, adopted July 27, 2005 (incorporated by reference to the Exhibit 3.3.1 to Form 10-Q filed by the Registrant on August 5, 2005 (File No. 001-13533))

4.5	Specimen Common Stock Certificate (incorporated by reference to the Exhibit 4.1 to Form 10-Q filed by the Registrant on August 5, 2005 (File No. 001-13533))

4.6	Specimen Preferred Stock Certificate (incorporated by reference to Exhibit 4.3 to the Form 8-A/A filed by the Registrant on January 20, 2004 (File No. 001-13533))

5.1	Opinion of Blackwell Sanders Peper Martin LLP as to legality (including consent of such firm)**

8.1	Opinion of Irvine Venture Law Firm, LLP as to certain tax matters (including consent of such firm)**

12.1	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends**

23.1	Consent of Blackwell Sanders Peper Martin LLP (see item 5.1 above)

23.2	Consent of Irvine Venture Law Firm, LLP (see item 8.1 above)

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm**

24.1	Power of Attorney (set forth on signature page)

*	To be filed by amendment or by the registrant as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

**	Filed herewith